UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 19, 2008

HARRIS & HARRIS GROUP, INC.
(Exact name of registrant as specified in its charter)

New York	0-11576	13-3119827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 West 57th Street
New York, New York 10019
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (212) 582-0900

Item 1.01.  Entry into a Material Definitive Agreement.

On March 19, 2008, the Compensation Committee of the Board of Directors of the Company approved individual non-qualified stock option awards for certain officers of the Company pursuant to the Harris & Harris Group, Inc. 2006 Equity Incentive Plan (the "Plan") at an exercise price of $6.18, the closing volume weighted average price (VWAP) on the grant day. The awards were also approved by the Board of Directors.

All awards granted to executive officers vest subject to continued employment with the Company through each applicable vesting date.

The Compensation Committee utilized a third-party compensation advisory firm to assess the competitiveness of the current compensation levels of the named executive officers of the Company. As part of this process, the Compensation Committee analyzed the compensation of the named executive officers, among other factors, in light of information regarding the compensation practices of other publicly traded companies and private venture capital and private equity firms. All stock option awards to officers will be subject to stock retention guidelines while such officers remain employees of the Company. Please see the Company's "Compensation Discussion & Analysis" in the Proxy Statement for the 2008 Annual Meeting of Shareholders to be filed later this week for more details about our compensation program.

SFAS 123(R) requires us to record the fair value of these awards on the date of grant as a component of equity. The cost associated with the grants will be expensed over the vesting period of the options with a corresponding increase to our additional paid-in capital. Compensation expense related to the grant of options will increase our total operating expenses and net operating loss. Because the increase to expenses is offset by an increase to our additional paid-in capital, the granting of options itself has no net impact on our net asset value per share. If options are exercised, net asset value per share will be decreased if the net asset value per share at the time of exercise is higher than the exercise price; conversely, net asset value per share will be increased if the net asset value per share at the time of exercise is lower than the exercise price.

Copies of the Plan are available with the Proxy Statement filed with the Securities and Exchange Commission on April 3, 2006. The stock option awards will be subject to the terms and conditions provided for in the form of stock option agreement filed as Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 26, 2006. The award schedule used in connection with the foregoing grant is attached hereto as Exhibit 10.

Item 9.  Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10	Award Schedule

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2008	HARRIS & HARRIS GROUP, INC.

	By:	/s/ Douglas W. Jamison
Douglas W. Jamison
President

EXHIBIT INDEX

Exhibit No.	Description

10	Award Schedule